Registration No. 333-157129

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

China Distance Education Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18th Floor, Xueyuan International Tower

1 Zhichun Road, Haidian District

Beijing 100083, People’s Republic of China

(Address of Principal Executive Offices, including Zip Code)

China Distance Education Holdings Limited Share Incentive Plan

China Distance Education Holdings Limited 2008 Performance Incentive Plan

(Full title of the plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-157129) filed by China Distance Education Holdings Limited, a Cayman Islands company (the “Registrant”), on February 6, 2009 (the “Registration Statement”) under the Securities Act of 1933. The Registration Statement registered 19,096,107 ordinary shares, par value $0.0001 per share, of the Registrant for issuance under the China Distance Education Holdings Limited Share Incentive Plan and the China Distance Education Holdings Limited 2008 Performance Incentive Plan.

On March 18, 2021, the Registrant completed the merger contemplated by the Agreement and Plan of Merger, dated December 1, 2020 (the “Merger Agreement”), among the Registrant; Champion Distance Education Investments Limited (“Parent”); and China Distance Learning Investments Limited (“Merger Sub”), a wholly-owned subsidiary of Parent. Pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration all securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on March 18, 2021.

China Distance Education Holdings Limited

By:	/s/ Philip Chan
Name:	Philip Chan
Title:	Co-Chief Financial Officer

Note: In reliance on Rule 478 under the Securities Act of 1933, only the Registrant has signed this Post-Effective Amendment No. 1.